Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ending 12/31/05

MAINSTAY VP GROWTH PORTFOLIO

(a)  The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (the “Special Meeting”) of the MainStay VP Growth Portfolio (the “Portfolio”), a series of MainStay VP Series Fund, Inc. (the “Fund”), was held on Thursday, December 15, 2005 at 11:00 a.m. (Eastern time) at the offices of New York Life Investment Management LLC (“NYLIM”), 169 Lackawanna Avenue, Parsippany, New Jersey, in Room C3-2.

(b)	If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

Not Applicable.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

The only order of business was for the shareholders of the Portfolio to consider whether to approve or disapprove the Proposal to approve a new Sub-Advisory Agreement between NYLIM and Winslow Capital Management, Inc. with respect to the Portfolio.

At the June 15, 2005 meeting of the Board of Directors of the Fund, (the “Board”), including a majority of the Directors who are not interested persons of the Fund, as defined in the Investment Company Act of 1940, as amended, unanimously approved the Proposal, provided that the shareholders approve the Proposal at the Special meeting, or at any adjournment thereof.

Upon shareholder approval, the proposal became effective on December 15, 2005.

The following is a summary that shows that the votes on the Proposal presented before the Special Meeting held on December 15, 2005, to approve or disapprove a proposal to approve a new Sub-Advisory Agreement between NYLIM and Winslow Capital Management, Inc., were cast as follows:

Initial Class	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	8,715,773.516	427,536.239	474,521.622
TOTAL	8,715,773.516	427,536.239	474,521.622

Service Class	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	1,474,825.509	86,527.561	32,661.903
TOTAL	1,474,825.509	86,527.561	32,661.903

All Shares	Votes For	Votes Against	Votes Abstaining
In Person	0	0	0
By Proxy	10,190,599.025	514,063.800	507,183.525
TOTAL	10,190,599.025	514,063.800	507,183.525

(d)
Describe the terms of any settlement between the registrant and any other participant (as defined in Rule 14a-11 of Regulation 14A under the 1934 Act) terminating any solicitation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.

Not Applicable.